             NEW ENGLAND ELECTRIC SYSTEM AND SUBSIDIARIES
                   Statement of Consolidated Income
                Twelve Months Ended September 30, 1997
                              (Unaudited)

                                                  (In Thousands)

Operating revenue                                        $2,440,888
                                                         ----------
Operating expenses:
   Fuel for generation                                      366,559
   Purchased electric energy                                539,043
   Other operation                                          526,289
   Maintenance                                              132,833
   Depreciation and amortization                            239,160
   Taxes, other than income taxes                           145,831
   Income taxes                                             138,458
                                                         ----------
       Total operating expenses                           2,088,173
                                                         ----------
       Operating income                                     352,715

Other income:
   Equity in income of generating companies                   9,897
   Other income (expense), net                              (16,768)
                                                         ----------
       Operating and other income                           345,844
                                                         ----------

Interest:
   Interest on long-term debt                               108,242
   Other interest                                            17,329
   Allowance for borrowed funds used during construction     (2,195)
                                                         ----------
       Total interest                                       123,376
                                                         ----------

Income after interest                                       222,468

Preferred dividends and net gain on reacquisiton
 of preferred stock                                           5,964
Minority interests                                            6,642
                                                         ----------

       Net income                                        $  209,862
                                                         ==========

Average common shares                                    64,952,560

Net income per average common share                           $3.23
Dividends declared per share                                  $2.36


              Statement of Consolidated Retained Earnings


Retained earnings at beginning of period                  $ 877,065
Net income                                                  209,862
Dividends declared on common shares                        (153,020)
Premium on redemption of preferred stock                        450
                                                          ---------
Retained earnings at end of period                        $ 934,357
                                                          =========
